EXHIBIT 10.27.6

NCR

NONQUALIFIED EXCESS PLAN

Amended and Restated Effective December 31, 2008

NCR

NONQUALIFIED EXCESS PLAN

(Amended and Restated Effective December 31, 2008

WHEREAS, this Plan was originally adopted effective as of January 1, 1995, and has been amended from time to time; and

WHEREAS, to comply with the final regulations issued under Section 409A of the Code, the Company desires to amend and restate the Plan;

NOW THEREFORE, the Plan is hereby amended and restated in its entirety, as set forth herein, effective as of December 31, 2008.

ARTICLE I

Definitions

Wherever used herein, the following terms have the meanings indicated:

1.1 “Beneficiary” means the individual or entity designated under the Pension Plan to receive benefits thereunder by reason of the death of a Participant.

1.2 “Board of Directors” means the Board of Directors of the Company.

1.3 “Code” means the Internal Revenue Code of 1986, as amended.

1.4 “Company” means NCR Corporation, a Maryland corporation, and any of its subsidiaries that have adopted a Pension Plan.

1.5 “409A Committee” means the administrative committee designated by the Senior Vice President, Human Resources of the Company].

1.6 “Participant” means each individual who participates in the Plan in accordance with Article II.

1.7 “Pension Plan” means any of the U.S. tax-qualified defined benefit pension plans sponsored by the Company.

1.8 “Plan” means the NCR Nonqualified Excess Plan as set forth in this document and in any amendments from time to time made hereto.

1.9 “Separation from Service” means a termination of employment with the Company and its affiliated group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code (for this purpose, the term “affiliated group” shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code). To the extent permitted by Section 409A of the Code, the 409A Committee retains discretion, in the event of a sale or other disposition of assets, to specify whether a Participant who provides services to the purchaser immediately after the transaction has incurred a Separation from Service. If a Participant was an employee of the Company or its affiliated group immediately prior to the spin-off of Teradata Corporation by the

Company and an employee of Teradata Corporation or its affiliated group immediately after the spin-off, then solely for purposes of determining when that Participant has incurred a Separation from Service, the term “Company” as used in this Section 1.9 shall mean Teradata Corporation, instead of NCR Corporation.

ARTICLE II

Participation

2.1 A participant in a Pension Plan shall become a Participant in this Plan if he or she terminates employment with the Company on or after January 1, 1994, and either:

(a) his or her benefits under the Pension Plan are limited by application of the limitation on the annual benefit that may be paid from a qualified retirement plan set forth in Section 415 of the Code, or

(b) he or she retires while serving in a position considered by the Company to be equivalent to E-Band or higher, and his or her benefits under the Pension Plan are limited by application of the limit on annual compensation that may be taken into account for qualified retirement plan purposes set forth in Section 401(a)(17) of the Code.

Notwithstanding the above, effective September 1, 2004, no new Participants will be added to the Plan.

Notwithstanding the above, effective January 1, 2006, individuals who are eligible to participate in the Plan on December 31, 2005 shall continue to be eligible to participate in the Plan, regardless of any subsequent changes in their band or grade level, and shall be entitled to a benefit from this Plan if they terminate from the Company at or after age 55, regardless of band or grade level.

For the purpose of determining whether a participant who was an employee of the Company or Teradata Corporation immediately prior to the spin-off of Teradata Corporation by the Company (the “Spin-Off”) and an employee of Teradata Corporation or a subsidiary of Teradata Corporation immediately after the Spin-Off (or who was on an approved leave of absence at the time of the Spin-Off and becomes an employee of Teradata Corporation or a subsidiary of Teradata Corporation upon return to active employment, or, pursuant to the terms of a Transition Services Agreement between NCR and Teradata Corporation, is transferred to Teradata Corporation or a subsidiary of Teradata Corporation at the conclusion of the transition services period) and who has not received a distribution of his or her PensionPlus Benefit under the NCR Pension Plan, terminates from the Company at or after age 55, as required by the preceding sentence, such participant shall not be deemed to have terminated from the Company until the date on which the participant terminates from Teradata Corporation and its subsidiaries, or, if the participant returns to the Company from Teradata Corporation or a subsidiary of Teradata Corporation without incurring a break in service, the date on which the participant subsequently terminates from the Company; provided, however, that (i) such participant shall be deemed to have incurred a termination of employment upon the termination of employment with, or performance of services for, Teradata Corporation and its subsidiaries, and (ii) unless otherwise determined by the Company, such a participant employed by, or performing services for, a subsidiary or division of Teradata Corporation and its subsidiaries shall be deemed to incur a termination of employment if, as a result of a Disaffiliation, such subsidiary or division ceases to be a subsidiary or division, as the case may be, and such employee does not immediately thereafter become an employee of, or service provider for, Teradata Corporation or another subsidiary. For the purposes of this Section 2.1, “Disaffiliation” shall mean a subsidiary’s or division’s ceasing to be a subsidiary or division of Teradata Corporation for any reason

(including, without limitation, as a result of a public offering, or a spin-off or sale by Teradata Corporation, of the stock of the subsidiary or a sale of a division of Teradata Corporation or its subsidiaries).

ARTICLE III

Benefits

3.1 Each Participant (or the Beneficiary of a deceased Participant) shall be entitled to a benefit under this Plan equal to the excess of (i) the benefit to which he or she would be entitled under the Pension Plan (including the portion of the PensionPlus benefit attributable to years after December 31, 1994, but disregarding the 1985 Minimum Benefit), calculated without regard to the limitations set forth in Section 415 or Section 401(a)(17) of the Code for years of service after the later of December 31, 1994 or the date participation in the Plan commences, over (ii) the Participant’s actual benefits from the Pension Plan. For purposes of calculating the benefit, any partial month of service shall count as a whole month, and only compensation earned while participating shall be included. Because the Pension Plan benefit ceased to accrue effective December 31, 2006, no additional benefit will accrue under this Plan after December 31, 2006, and the calculation of the benefit under this Plan shall be done as of December 31, 2006. Notwithstanding the foregoing provisions of this paragraph, interest shall continue to be credited to the portion of a Participant’s benefit under this Plan that is based on the Participant’s PensionPlus benefit under the Pension Plan in the same manner as interest continues to be credited to the Participant’s PensionPlus Account under the Pension Plan.

Notwithstanding the above, effective August 31, 2004, benefit accruals will cease and no additional benefit will accrue for any Participant in the Plan, with the exception of the following Participants who will continue to accrue benefits:

(a) Participants who (1) were hired prior to September 1, 2004, (2) were age 40 or older as of August 31, 2004, and (3) did not make an election to cease accruals in the NCR Pension Plan and receive an enhanced company matching contribution in the NCR Savings Plan; and

(b) Participants who were under age 40 as of August 31, 2004, who (1) were hired prior to May 1, 1985, (2) remained continuously employed by the Company since that date, and (3) did not make an election to cease accruals in the NCR Pension Plan and receive an enhanced company matching contribution in the NCR Savings Plan.

ARTICLE IV

Distribution of Benefits

4.1 (a) Grandfathered Participants. Each Participant listed on Exhibit A, as it may be amended from time to time by the 409A Committee (a “Grandfathered Participant”), was vested in his benefit as of, and terminated employment on or before, December 31, 2004. Therefore, the entire benefit of each Grandfathered Participant constitutes an “amount deferred” prior to January 1, 2005 within the meaning of Section 409A of the Code. Each Grandfathered Participant (or his Beneficiary) shall continue to receive or commence receiving his benefits under Article III at the same time and in the same form as the Participant’s (or Beneficiary’s) benefit under the Pension Plan. Nothing contained herein is intended to materially enhance a benefit or right existing under the Plan as in effect on October 3, 2004, or add a new material benefit or right, with respect to the Grandfathered Participants. It is intended that benefits under

Article III with respect to Grandfathered Participants shall be exempt from the application of Section 409A of the Code.

(b) Non-Grandfathered Participants. Each Participant who is not a Grandfathered Participant (a “Covered Participant”) may, no later than a date specified by the 409A Committee (provided that such date occurs no later than December 31, 2008), make the following elections on a form provided by the 409A Committee in accordance with the following terms and conditions (and such additional terms and conditions as the 409A Committee may specify in its sole discretion):

(i) Except as otherwise provided in this Article IV, each Covered Participant may elect to have his benefits under Article III commence on the later of (x) the first business day of the seventh month immediately following the Covered Participant’s Separation from Service, or (y) the first business day of the month immediately following attainment of an age specified by the Covered Participant between 55 and 65; provided that the Covered Participant will attain the specified age in 2009 or later; and provided further that to the extent that a Covered Participant does not timely file an election as provided in this Section 4.1(b)(i), or such election does not comply with the Plan or the terms and conditions established by the 409A Committee, then he will be deemed to have irrevocably elected age 55 (or for a Covered Participant that has attained at least age 55 prior to January 1, 2009, the age that such Covered Participant will attain in 2009). The election described in this Section 4.1(b)(i) shall become irrevocable on a date specified by the 409A Committee. Once irrevocable, the election may not be changed. Notwithstanding any election by a Covered Participant pursuant to this Section 4.1(b)(i), in the event that the Covered Participant dies prior to the commencement of benefits pursuant to this Section 4.1(b)(i), the Covered Participant’s benefits under Article III shall commence on the later of (x) the first business day of the seventh month immediately following the Covered Participant’s death, or (y) the first business day of the month immediately following the date that the Covered Participant would have attained age 55.

(ii) Except as otherwise provided in this Article IV, each Covered Participant may elect to have his benefits under Article III paid in the form of a single life annuity or an actuarially equivalent (within the meaning of Treasury Regulation § 1.409A-2(b)(2)(ii)) 50%, 75% or 100% joint and survivor annuity (determined using the actuarial assumptions of the Pension Plan), payable in bi-weekly installments. To the extent that a Covered Participant does not timely file an election as provided in this Section 4.1(b)(ii), or such election does not comply with the Plan or the terms and conditions established by the 409A Committee, then a Covered Participant who is unmarried on the date that payments commence pursuant to Section 4.1(b)(i) will be deemed to have irrevocably elected a single life annuity, and a Covered Participant who is married on the date that payments commence pursuant to Section 4.1(b)(i) will be deemed to have irrevocably elected a 50% joint and survivor annuity. The election described in this Section 4.1(b)(ii) shall become irrevocable on a date specified by the 409A Committee. Notwithstanding the preceding sentence, a Covered Participant designated by the 409A Committee may elect, on a form provided by the 409A Committee and subject to such terms and conditions as the 409A Committee specifies, to change his form of annuity to another annuity form specified in this Section 4.1(b)(ii) at any time prior to the payment commencement date. Notwithstanding any election by a Participant pursuant to this Section 4.1(b)(ii), in the event that a Covered Participant dies prior to the commencement of benefits pursuant to Section 4.1(b)(i), the Covered Participant shall be deemed to have irrevocably elected to have his benefits under Article III paid in the form of a 50% joint and survivor annuity.

(iii) The elections described in this Section 4.1(b) shall also apply to the Covered Participant’s benefits, if any, under the Retirement Plan for Officers of NCR, the NCR Officer Plan, the NCR Mid Career Hire Supplemental Pension Plan, and the NCR Supplemental Pension Plan for AT&T Transfers. This Section 4.1(b) is intended to comply with the requirements of Notice 2007-86 and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent. Therefore, this Section 4.1(b) shall not apply to the extent that it would cause an amount otherwise payable in 2008 pursuant to the terms of the Plan (and related administrative rules implemented to comply with Section 409A of the Code) in effect immediately prior to December 31, 2008 to be paid in a later year; instead, the amounts otherwise payable in 2008 shall continue to be paid to the Covered Participant in accordance with the terms of the Plan (and related administrative rules implemented to comply with Section 409A of the Code) in effect immediately prior to December 31, 2008.

4.2 Discretionary Lump Sum Payment. Notwithstanding the foregoing, and to the extent permitted by Section 409A, the Company may, in its sole discretion, pay the benefit of any Participant in a single lump sum payment, provided that (a) such payment results in the termination and liquidation of the entirety of the Participant’s interest in the Plan (and any other deferred compensation arrangement of the Company that is aggregated with the Plan pursuant to Treasury Regulation § 1.409A-1(c)), (b) the amount of such payment (determined using the actuarial assumptions applicable under the Pension Plan) does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year in which the payment is made, and (c) with respect to a Covered Participant, in no event may a payment be accelerated following a Covered Participant’s Separation from Service to a date that is prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, the date of the Participant’s death).

ARTICLE V

Unfunded Nature of the Plan

5.1 This Plan shall be unfunded. The funds used for payment of benefits hereunder and of the expenses of administration hereof shall, until such actual payment, continue to be a part of the general funds of the Company, and no person other than the Company shall, by virtue of this Plan, have any interest in any such funds. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE VI

Administration of the Plan

6.1 The Plan shall be administered by the Company. The Company shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. The Company shall have all powers necessary or appropriate to carry out its duties, including the discretionary authority to interpret the provisions of the Plan and the facts and circumstances of claims for benefits. Decisions of the Company shall be final and binding on all parties.

6.2 The Company may, from time to time, delegate to any person or persons or organizations any of its rights, powers, and duties with respect to the operation and administration of the Plan.

6.3 In all questions relating to age and service for eligibility for any benefit hereunder, or relating to term of employment and rates of pay for determining benefits, the decisions of the Company, based upon this Plan and the records of the Company, shall be final and binding.

ARTICLE VII

Amendments and Termination

7.1 This Plan shall terminate when all benefits payable under the terms of the Plan have been paid. The Board of Directors in its discretion may amend or terminate the Plan at any time, provided, however, that (a) no such action shall adversely affect the right of any Participant (or Beneficiary) to a benefit to which he or she has become entitled pursuant to this Plan, (b) no amendment or termination may accelerate the payment of a benefit hereunder except as permitted by Section 409A of the Code, and (c) no amendment may be made, to the extent that it would result in a material modification (within the meaning of Section 409A of the Code) of the benefit of any Grandfathered Participant described in Section 4.1(a) of the Plan.

ARTICLE VIII

Miscellaneous

8.1 This Plan shall be construed in accordance with the laws of the State of Ohio.

8.2 If any provision of this Plan shall be held illegal or invalid for any reason, the remaining provisions shall continue to be fully effective.

8.3 Participation in this Plan shall not give to any employee the right to be retained in the employ of the Company nor any right or interest in this Plan other than as herein specifically provided. No employee shall have any right to a benefit under this Plan unless he or she meets the conditions specified in Section 2.1.

8.4 Expenses of the Plan shall be paid by the Company.

8.5 Any payment to a Participant or spouse of a Participant or the legal representative of either, in accordance with the terms of this Plan, shall to the extent thereof be in full satisfaction of all claims such person may have against the Company hereunder, which may require such payee, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Company. Any release of claims provided pursuant to this Section 8.5 must be executed and delivered to the Company, and must become effective and irrevocable in accordance with its terms, prior to the payment commencement date determined under this Plan.

8.6 The benefit payable from this Plan and any benefits to which a Participant is entitled from other nonqualified plans sponsored by the Company may be combined and paid by a single bi-weekly check, in the discretion of the Company.

8.7 The portion of this Plan paying benefits in excess of the limit contained in Section 415 of the Code is intended to qualify for exemption from the Employee Retirement Income Security Act of 1974 (“ERISA”) as an unfunded excess benefit plan under Sections 3(36) and 4(b)(5) of ERISA. The portion of this Plan paying benefits without regard to the limitations contained in Section 401(a)(17) of the code is intended to qualify for exemption from Parts II, III and IV of ERISA as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

8.8 This Section 8.8 applies only to Covered Participants described in Section 4.1(b) of the Plan. It is intended that the Plan shall comply with the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax on a Participant under Section 409A of the Code. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company, its affiliates, directors, officers, employees nor its advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant or other taxpayer as a result of the Plan. Any reference in the Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service. The Company may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j); provided that in no event may a payment be accelerated following a Participant’s Separation from Service to a date that is prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, the date of the Participant’s death) unless otherwise provided in Treasury Regulation Section 1.409A-3(j). The Company may also, in its sole discretion, delay the time or form of payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7).

8.9 By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan (and related administrative rules implemented to comply with Section 409A of the Code) and any action taken under the Plan by the Board of Directors, the Compensation and Human Resource Committee of the Board of Directors, the 409A Committee or the Company or its affiliates, in any case in accordance with the terms and conditions of the Plan (and related administrative rules implemented to comply with Section 409A of the Code).

IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be executed effective as of the 31st day of December, 2008.

NCR CORPORATION

By:	/s/ Andrea Ledford
Name:	Andrea Ledford
Title:	Senior Vice President, Human Resources

EXHIBIT A

GRANDFATHERED PARTICIPANTS

[Names of individual participants omitted]